EX 99.28(d)(19)(iii)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Lazard Asset Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Lazard Asset Management LLC, a New York limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (“Trust”).

Whereas, the Sub-Adviser has been replaced as sub-adviser for the JNL/Lazard Mid Cap Equity Fund of the Trust.

Whereas, pursuant to this sub-adviser replacement, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to remove the JNL/Lazard Mid Cap Equity Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 16, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 8th day of August 2013, effective September 16, 2013.

Jackson National Asset Management, LLC		Lazard Asset Management LLC

By:	/s/ Mark D. Nerud	By:	/s/ Charles L. Carroll
Name:	Mark D. Nerud	Name:	Charles L. Carroll
Title:	President and CEO	Title:	Deputy Chairman

Schedule A
Dated September 16, 2013

Funds
JNL/Lazard Emerging Markets Fund

A-1

Schedule B
Dated September 16, 2013
(Compensation)

JNL/Lazard Emerging Markets Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million	0.75%
$50 to $200 Million	0.65%
$200 to $600 Million	0.575%
Amounts Over $600 Million	0.525%

B- 1